Exhibit 10.7

UPSTREAM BIO, INC. AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (as amended from time to time, the “Policy”) of Upstream Bio, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy became effective on October 10, 2024 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of the Board of Directors of the Company (the “Board of Directors”), to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson:	$20,000
Audit Committee member (other than Chairperson):	$10,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member (other than Chairperson):	$7,500
Nominating and Corporate Governance Committee Chairperson:	$10,000
Nominating and Corporate Governance Committee member (other than Chairperson):	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon an individual’s initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase/covering 34,681 shares of the Company’s common stock, par value $0.001 per share

(“Common Stock”), which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2024 Stock Option and Incentive Plan, as amended from to time (the “2024 Plan”)) of Common Stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the

Exhibit 10.7

Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase/covering 17,096 shares of Common Stock, which shall vest in full upon the earlier of (i) the date of the next Annual Meeting or (ii) the first anniversary of the date of grant; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of Common Stock on the date of grant.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the 2024 Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or such other limits as may be set forth in Section 3(b) of the 2024 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Originally Adopted: August 19, 2024

Amended and Restated: Effective as of January 1, 2026